Item 77C: Submission of Matters to a Vote of Security
Holders

      An Information Statement for the Value Equity Fund,
series of GuideStone Funds       (the "Trust") was provided
to shareholders on July 3, 2006, regarding the termination of the sub-advisory agreement among the Trust, GuideStone
Capital Management (the " Adviser") and Numeric Investors
LLC, a new sub-advisory agreement among the Trust, the Adviser and Aronson+Johnson+Ortiz, LP, and a new sub-advisory agreement among the Trust, the Adviser and TCW
Investment Management Company.

      An Information Statement for the Low-Duration Bond
Fund, Money-Market Fund and the International Equity Fund a
series of GuideStone Funds (the "Trust") was provided to
shareholders on November 15, 2006, regarding the
termination of the sub-advisory agreement for the Low-
Duration Bond Fund among the Trust, GuideStone Capital
Management                    (the "Adviser") and BlackRock
Advisers, Inc., the termination of the sub-advisory agreement for the Money Market Fund among the Trust, the Adviser and BlackRock Institutional Management
Corporations, the termination of the sub-advisory agreement for the International Equity Fund among the Trust, the Adviser and Walter Scott & Partners Limited, notification of merger of BlackRock, Inc. and Merrill Lynch Investment
Management, notification of acquisition of Walter Scott &
Partners Limited by Mellon Asset Management. Furthermore, the Board of Trustees of the Trust approved a new sub-advisory agreement among the Trust, the Adviser and BlackRock Financial Management, Inc. for the Low-Duration
Bond Fund, a new sub-advisory agreement among the Trust, the Adviser and BlackRock Institutional Management
Corporation for the Money Market Fund, and a new sub-advisory agreement among the Trust, the Adviser and Walter
Scott & Partners Limited for the International Equity Fund.